Exhibit 99.2

Eargo Now Available for Purchase in ~1,500 Victra Wireless Stores Nationwide

Eargo Announces Partnership with Victra, one of America’s Largest Wireless Retailers, for In-Person Retail Experience Across the Country

SAN JOSE, Calif., November 3, 2022 – Eargo, Inc. (Nasdaq: EAR), a medical device company on a mission to improve the quality of life for people with hearing loss, today announced the availability of Eargo in approximately 1,500 Victra Wireless stores across the country through a partnership between the companies.

Through the partnership, consumers can now engage with a trained Victra sales consultant to learn more about Eargo, experience Eargo’s virtually invisible devices up close, and see how easy it is to use the portable charger and mobile app. Every Victra store will soon include an interactive display that contains a self-administered hearing screen, demo devices for customers to handle, and educational content about Eargo devices and general hearing health. Following the one-on-one experience with a Victra consultant, consumers can then purchase Eargo devices directly in store. Victra store locations can be found on the store locator pages at either https://www.eargo.com/store-locator or https://victra.com/locations/.

Christian Gormsen, President and CEO of Eargo, said, “We are thrilled to be able to expand consumer access to Eargo through this partnership with Victra, a leader in connecting technology to life in a trustworthy way. When shopping for a hearing solution, we believe consumers deserve a world-class in-person experience that includes education, expert sales consultation, self-administered hearing screening and outstanding post-purchase support. We are honored to work with such a strong partner that shares our values for that experience and believe together we can help more people hear better. We also commend the FDA for releasing the final OTC Hearing Aid Rule, which we believe will help improve hearing health for the over 45 million adults in the U.S. with hearing loss.”

Rich Balot, CEO of Victra, said, “We are passionate about offering our guests new technology that has the potential to change their lives. Health and wellness is a new frontier where our team members can add more meaningful value to guests everyday and hearing wellness is an important part of everyday health. The hearing industry has for too long done little to address the stigma associated with buying and wearing a hearing aid. Eargo stands out as a technology that not only addresses this stigma but provides quality audio and professional support that matches the high standards we have for our guests. We are proud to partner with Eargo to improve the retail consumer hearing experience.”

In-store Display

About Eargo
Eargo is a medical device company on a mission to improve hearing health. Our innovative products and go-to-market approach address the major challenges of traditional hearing aid adoption, including social stigma, accessibility and cost. We believe our Eargo hearing aids are the first virtually invisible, rechargeable, completely-in-canal, FDA-regulated, Class I or Class II exempt devices indicated to compensate for mild to moderate hearing loss. Our differentiated, consumer-first approach empowers consumers to take control of their hearing. Consumers can purchase online or over the phone and get personalized and convenient consultation and support from hearing professionals via phone, text, email or video chat. The Eargo device is offered to consumers at approximately half the cost of competing hearing aids purchased through traditional channels in the United States.

Eargo’s sixth generation device, Eargo 6, is an FDA Class II exempt hearing device featuring Sound Adjust technology that automatically optimizes the soundscape as the user moves between environments. Eargo 6 is available for purchase here.

About Victra
Victra was founded as a partnership by Richard and David Balot in October 1996 in Wilson, North Carolina. Victra was incorporated as ABC Phones of North Carolina, Inc. in 1999. Today, Victra is independently owned and operated in Raleigh, North Carolina, with more than 200 people in their Corporate HQ. In 2020, Victra opened its Greenville Sales Center, employing hundreds of team members who handle Wireless Consumer, Business, and Customer Care calls, along with Victra store support. As a company, Victra employs more than 6,600 people and serve guests in more than 1,500 locations across 49 states. The Victra team is proud of its history and excited about the future. Additional information is available at https://victra.com/

Related Links
http://eargo.com
https://victra.com/
https://www.eargo.com/store-locator
https://victra.com/locations/

Investor Contact
Nick Laudico
Senior Vice President of Corporate Strategy and Investor Relations
ir@eargo.com

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